Timberline
RESOURCES

December 17, 2014

Kiran Patankar
1805 – 138 E. Esplanade
North Vancouver, BC V7L 4X9

Re: Employment Offer Letter – President and Chief Executive Officer

Dear Kiran,

Per our discussions last week, I am pleased to send this letter offering you employment at Timberline Resources (the "Company"). The terms and conditions of employment as the Company's Chief Executive Officer reporting to the Board of Directors are outlined below. You will be considered to join the Board of Directors after the six month anniversary of your employment start date.

TERMS OF EMPLOYMENT

The following outlines the basic terms and commitments offered to you by the Company:

- Basic annual salary from start date of January 1, 2015 will be US$225,000 with two pay periods per month;
- It is understood that your place of employment will be the Company's corporate offices in Coeur d'Alene, Idaho, and that you plan to relocate to Coeur d'Alene no later than January 31, 2015;
- The Company will reimburse you for all moving and relocation costs in your move from the Vancouver area to Coeur d'Alene, although a 'flat fee' may be agreed upon;
- You and your family will be eligible to participate and be covered by the Company funded health insurance, including medical, vision, and dental;
- You will be eligible to participate in our Group Life Insurance Policy with a death benefit of $50,000;
- You will receive 15 working days (3 weeks) of paid vacation annually;
- You will also be eligible for other company benefits such as retirement plans, stock option plan, performance bonuses, salary increases, etc. at the discretion of management and the Board of Directors;
- The Company will grant to you 100,000 Timberline stock options with an exercise price being the closing price of the Company's common stock as quoted on the NYSE MKT on the date the options are granted by the Board of Directors, which is expected to be the date when this offer is accepted. The vesting period, pricing, and terms of the stock options will be in accordance with normal company practices. This option grant is expected to be accomplished outside of the Company's shareholder-approved stock option plan pursuant an exemption

KP

for acquiring key employees not previously associated with the Company. This grant will be subject to NYSE MKT and TSX-V approval and appropriate and proper approval and documentation by the Company's Compensation Committee and Board of Directors, all of which are reasonably expected to occur.

- You will have a rolling one year employment contract. Specifically, you will be entitled to severance of one year salary and benefits for termination for reasons other than Manifest Cause, to be defined in your contract. Upon meeting initial target performances, the Board of Directors will consider amending the terms of your employment contract to a longer term and severance period.
- You are entitled to a two year change of control provision, with terms consistent with current employment contracts, and more specifically defined as a change that involves a majority of the Board of Directors, or a substantive Change in Business Plan, definition to be agreed upon.
- Timberline will pay to you a signing bonus of $50,000 payable in cash and 100,000 common stock shares of the Company to be valued at the closing price of the Company's common stock on the NYSE MKT on the date of execution of this letter. The portion of the signing bonus to be settled with the issuance of the Company's common stock will be subject to NYSE MKT and TSX-V approval and appropriate and proper approval and documentation by the Company's Compensation Committee and Board of Directors, all of which are reasonably expected to occur.

Kiran, your target performance is to be determined. In general, a target of 'financing' of +US$5 million is expected by the third quarter 2015.

Kiran, if this outline is consistent with our on-going discussions and your understanding, please sign and return to me and we shall plan to start work January 1, 2015. We will also prepare a formal Employment Contract and all of the required U.S. and Canadian filings required upon execution of this letter agreement.

We look forward to a long and successful relationship, and we are excited about your addition to the Timberline Team.

Sincerely,

Leigh W Freeman

Leigh Freeman
Board of Directors

Accepted,

Kiran Patankar

101 E. Lakeside,
Coeur d'Alene, Idaho USA 83814

Phone 208 664-4859
Fax 208 664-4860

Email info@timberline-resources.com
Web www.timberline-resources.com